SORL Auto Parts Reports Third Quarter 2010 Financial Results

ZHEJIANG, China, November 15, 2010  -- SORL Auto Parts, Inc. (Nasdaq: SORL) (“SORL” or “The Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced financial results for the third quarter and nine months ended September 30, 2010.

On August 31, 2010, the Company, through its subsidiary, acquired automotive parts segments of Ruili Group Co., Ltd. SORL Q3 2010 results were inclusive of Ruili Group’s September results. To facilitate comparability of figures between periods presented, SORL Consolidated results are presented to show the accounting impact of Ruili Group’s results, as if the acquisition had taken place on January 1, 2009.

Third Quarter Financial Highlights

•	SORL Net sales rose 40.8% from the third quarter of 2009;
•	SORL OEM sales were up 43.7% year-over-year;
•	SORL Export sales were up 71.8% year-over-year;
•	SORL Gross margin was 28.0% up from 27.1% in the preceding quarter;
•	SORL Net income rose 27.8% year-over-year; with diluted EPS of $0.25;
•	SORL Net cash flows from operating activities were $19.3 million, up from negative $2.2 million in the third quarter of 2009.

Mr. Xiaoping Zhang, SORL Auto Parts' Chief Executive Officer and Chairman, stated, “We are very pleased with our financial performance in the third quarter of 2010.We benefited from the robust growth of China’s economy and especially the automotive industry. Sales of our new model products, applicable to both OEM and aftermarket also grew in the third quarter of 2010. OEM sales rose as we promoted our integrated systems and modular supplies to them. Export sales growth reflects more confidence in a global economic recovery. We will continue with our strategies to further optimize our international sales network to help further penetrate into new markets. Also, we are enhancing investment in new product  development to create higher-margin advanced products to increase both our OEM and aftermarket sales.”

Third Quarter Financial Results

For better comparison and analysis, the Company provides the following table.

Million USD	SORL	Ruili Group	SORL	SORL	Ruili Group	SORL
	Q3 2010*	July & Aug 2010**	Consolidated Q3 2010	Q3 2009	Q3 2009**	Consolidated Q3 2009

OEM	25.0		27.0	17.4		20.6
Domestic AM	9.4		9.8	8.7		9.4
Export	13.4		14.0	7.8		8.7

Total	47.9	3.0	50.8	34.0	4.7	38.7

*    SORL Q3 2010 results were inclusive of Ruili Group September revenue.
**  Ruili Group’s revenue records do not have the breakdown by market segments.

SORL  net sales, were $47.9 million, a $13.9 million or 40.8% increase over the $34.0 million in the same quarter of 2009. SORL sales to the Chinese OEM market were $25.0 million and $17.4 million for the three months ended September 30, 2010 and 2009, respectively, an increase of 43.7%.  SORL Chinese aftermarket sales were $9.4 million and $8.7 million for the three months ended September 30, 2010 and 2009, respectively, an increase of 8.0%. SORL export sales were $13.4 million and $7.8 million for the three months ended September 30, 2010 and 2009, respectively, an increase of 71.8%.

For the third quarter of 2010, including the acquired business of the Ruili Group, SORL consolidated net sales were $50.8 million, a 31.3% increase over the $38.7 million in the same quarter of 2009. SORL consolidated revenues from the Company’s domestic OEM customers were $27.0 million, a 31.1% increase over $20.6 million in the third quarter of 2009. SORL consolidated revenues from China's domestic aftermarket were $9.8 million compared with $9.4 million in the previous year. SORL consolidated revenues from international sales were $14.0 million, a 60.9% increase from $8.7 million in the same period in 2009.

SORL gross profit was $13.4 million the third quarter of 2010, an increase of $4.5 million or 50.7% from $8.9 million for the third quarter of 2009.

Including the acquired business of the Ruili Group, SORL consolidated gross profit, was $14.5 million for the third quarter of 2010, an increase of $3.6 million or 32.4% from $11 million in the third quarter of 2009.

SORL gross margin increased to 28.0% from 26.1% in the third quarter last year.

SORL consolidated gross margin of 28.6% in the third quarter of  2010 increased from 28.3% in the third quarter last year.

The Company has been focusing on increasing overall efficiency, improving the technologies of our products, and improving our product portfolio as well as continuing to expand into the higher-profit new valve products to maintain or increase our gross profit margins.

SORL selling and distribution expenses were $2.7 million for the three months ended September 30, 2010, as compared to $2.1 million for the same period of 2009.

Including the acquired business of the Ruili Group, SORL consolidated selling and distribution expenses were $3.3 million for the three months ended September 30, 2010 compared to $2.8 million in the same period of 2009.

The increase of selling and distribution expenses was mainly due to the increased transportation and accrued warranty expenses resulting from higher sales.

As a percentage of revenue, SORL selling expenses decreased to 5.6% for the three months ended September 30, 2010 compared to 6.3% in the 2009 same quarter.

Including the acquired business of the Ruili Group, SORL consolidated selling expenses, as a percentage of sales revenue, decreased to 6.5% for the three months ended September 30, 2010, as compared to 7.2% for the same period in 2009.

SORL general and administrative expenses were $2.5 million for the three months ended September 30, 2010, as compared to $1.4 million for the same period of 2009.

Including the acquired business of the Ruili Group, SORL consolidated General and administrative (G&A) expenses were $3 million for the third quarter ended September 30, 2010 compared to $2.1 million for the same period of 2009.

The increase in G&A was mainly related to higher sales resulting in the need for increased personnel to support the business expansion and a higher provision for doubtful accounts in the third quarter of 2010. In the year ago quarter, a bad debt was recovered and that generated a negative $450,102 bad debt provision, which reduced G&A expenses in the third quarter last year.

SORL research and development expense was $1.6 million, as compared to $0.4 million for the same period of 2009. The $1.2 million greater investment focused on new product development, particularly in upgrading traditional valve products and in developing electronically controlled products.

Including the acquired business of the Ruili Group, SORL consolidated research and development expenses including third-party development costs, for the third quarter of 2010 were $1.8 million compared to $0.6 million for the same period of 2009.

SORL operating income in the third quarter of 2010 was $6.2 million, a 26.5% increase over the $4.9 million in the third quarter of 2009.

Including the acquired business of the Ruili Group, SORL consolidated operating income in the third quarter of 2010 was $6.1 million, a 14.9% increase over the $5.4 million in the third quarter of 2009. The increase in operating income is due to sales growth and a higher gross margin during the third quarter of 2010 compared with the same quarter a year ago.

SORL operating margin was 12.9% in the third quarter of 2010 compared with the operating margin of 14.4% in the third quarter last year.

Including the acquired business of the Ruili Group, SORL consolidated operating margin was 12.1% in the third quarter of 2010 compared with the operating margin of 13.8% in the third quarter last year.

SORL net income attributable to stockholders for the quarter ended September 30, 2010 were $4.9 million, or  $0.25 per diluted share,  increased by $1 million over the $3.8 million, or $0.21 per diluted share, in the year ago third quarter.

Including the acquired business of the Ruili Group, SORL consolidated net income attributable to stockholders for the third quarter of 2010 was $5.0 million, or $0.26 per diluted share, an 19.0% gain over the $4.2 million, or $0.23 per diluted share, in the year ago third quarter.

Net Cash Flows from Operating Activities were $19.3 million, as compared to negative $2.2 million in the third quarter of 2009.

First 9 Months Financial Results

SORL net sales were $131.9 million and $84.0 million for the nine months ended September 30, 2010 and 2009, respectively, an increase of $47.9 million or 57.0%.

Including the acquired business of the Ruili Group, SORL consolidated net sales for the first nine months of 2010 increased 51.9% year-over-year to $144.6 million from $95.1 million in the first nine months of 2009.

SORL gross profit increased by 60.0% from $22.8 million for the nine months ended September 30, 2009 to $36.5 million for the nine months ended September 30, 2010. SORL gross margin increased by 0.5% for the nine months ended September 30, 2010, to 27.7% from 27.2% for the same period of 2009.

Including the acquired business of the Ruili Group, SORL consolidated gross profit for the first nine months of 2010 was up 52.6% to $42.5 million from the comparable period a year ago. SORL consolidated gross margin increased slightly to 29.4%.

SORL income from operations was $16 million, up from $10.4 million in the first nine months of 2009, and the 2010 operating margin was 12.1% compared with 12.3% in the previous year’s same period.

Including acquired business of Ruili Group, SORL consolidated income from operations was $17.3 million, up from $11.2 million in the first nine months of 2009, and the 2010 operating margin was 12.0% compared with 11.8% in the previous year’s same period.

SORL net income attributable to stockholders for the nine months ended September 30, 2010 increased by $5.6 million to $13.4 million with fully diluted earnings per share of $0.70, from $7.8 million, or diluted earnings per share of $ 0.42 in the first nine months ended September 30, 2009.

Including the acquired business of the Ruili Group, SORL consolidated net income attributable to common shareholders climbed 72.0% to almost $14.6 million, with fully diluted earnings per share of $0.76 compared with $8.5 million, or diluted earnings per share of $0.46 in the first nine months of 2009.

Balance Sheet

At September 30, 2010, the Company had cash and cash equivalents of $2.2 million compared with $10.3 million at December 31, 2009. Working capital was $84.3 million at September 30, 2010, with a current ratio of 3.8 to 1. Shareholders’ equity grew to $126.0 million at September 30, 2010 from $122.2 million at December 31, 2009.

Recent development

SORL announced on September 1, 2010, that through its 90%-owned subsidiary, Ruili Group Ruian Auto Parts Co., Ltd., it executed an Asset Purchase Agreement to acquire, and purchased, the assets of the hydraulic brake, power steering and automotive electrical parts segments of the automotive parts business of Ruili Group Co., Ltd. As a result of this acquisition, the Company's product offerings expanded into both commercial and passenger vehicles' brake systems and other key safety-related auto parts. The purchase price was RMB 170 million, or approximately USD$25 million. The transaction was effected as a purchase of assets, consisting primarily of machinery and equipment, inventory, accounts receivable and patent rights, used or usable in connection with these segments of the auto parts business of Ruili Group Co., Ltd. The consideration for the business acquired was based upon a valuation performed by the Hong Kong office of DTZ Debenham Tie Leung Limited ("DTZ"), an appraiser which is not affiliated with the Company. The Company did not acquire any of the assets of the Seller other than those in the segments of Seller's business described above.

Business outlook

We project approximately $183 million of sales revenue and $18 million of net income attributable to our common stockholders for the full year ending December 31, 2010.

Conference Call

Management will host a conference call at 8:00 AM EST/ 9:00 PM Beijing time, on Monday, November 15, 2010 to discuss its third quarter 2010 financial results. Listeners may access the call by dialing #1-877-407-0789 or # 1-201-689-8562 for international callers.  A live webcast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 p.m. EST on November 22, 2010, or 12:59 p.m. Beijing Time on November 23, 2010. The replay dial-in numbers are:  U.S. toll free number +1-877-660-6853, or the international number is +1-201-612-7415; using Account “286” and Conference ID “360111” to access the replay.

SORL Auto Parts, Inc.

A leading manufacturer and distributor of automotive brake systems and other key safety related auto parts in China, SORL Auto Parts, Inc. ranked No. 1 for market share in China in the segment for brake systems for commercial vehicles, such as trucks and buses. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake system and others. The Company has four authorized international sales centers in Australia, UAE, India, and the United States. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", "believes", "expects" or similar expressions. These forward- looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Ben Chen
Corporate Secretary
Director of Investor Relations
+86 577 6581 7721
ben@sorl.com.cn

Kevin Theiss
Grayling
646-284-9409
kevin.theiss@grayling.com

-- tables follow --

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
September 30, 2010 and December 31, 2009

		September 30, 2010		December 31, 2009 *
		(Unaudited)
Assets
Current Assets
Cash and Cash Equivalents	US$	2,244,711	US$	10,255,259
Accounts Receivable, Net of Provision		52,341,726		47,753,974
Notes Receivable		17,722,265		13,083,691
Inventory		27,970,237		23,943,279
Prepayments		9,558,419		7,558,140
Deferred tax assets		526,631		220,577
Other current assets		4,041,842		5,226,713
Total Current Assets		114,405,831		108,041,633
Fixed Assets
Property, Plant and Equipment		62,154,174		49,713,952
Less: Accumulated Depreciation		(21,289,024)		(17,983,124)
Property, Plant and Equipment, Net		40,865,150		31,730,828

Leasehold Improvements in Progress		437,161		477,681

Land Use Rights, Net		14,215,350		14,198,392

Other Assets
Deferred compensation cost-stock options		-		-
Intangible Assets		164,561		161,499
Less: Accumulated Amortization		(67,123)		(54,380)
Intangible Assets, Net		97,438		107,119
Total Other Assets		97,438		107,119
Total Assets	US$	170,020,930	US$	154,555,653

Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable, including $5,322 and $1,985,291 due to related parties at September 30, 2010 and December 31, 2009, respectively.	US$	6,325,153	US$	9,724,715
Deposit Received from Customers		5,110,219		3,670,369
Short term bank loans		9,383,510		-
Income tax payable		1,258,771		551,900
Accrued Expenses		5,717,555		4,206,297
Other Current Liabilities, including $107,845 and $200,762 from related parties at September 30, 2010 and December 31, 2009, respectively.		2,283,609		585,176
Total Current Liabilities		30,078,817		18,738,457

Non-Current Liabilities

Deferred tax liabilities		156,895		115,481
Total Liabilities		30,235,712		18,853,938

Stockholders' Equity

Preferred Stock - No Par Value; 1,000,000 authorized; none issued and outstanding as of September 30, 2010 and December 31, 2009		-		-
Common Stock - $0.002 Par Value; 50,000,000 authorized, 19,304,921 and 18,304,921 issued and outstanding as of September 30, 2010 and December 31, 2009		38,609		36,609
Additional Paid In Capital		42,199,014		55,268,604
Reserves		6,051,748		4,554,601
Accumulated other comprehensive income		13,273,727		10,939,703
Retained Earnings		64,448,912		51,390,409
Total SORL Auto Parts, Inc. stockholders' equity		126,012,010		122,189,926
Noncontrolling Interest In Subsidiaries		13,773,208		13,511,789
Total Equity		139,785,218		135,701,715
Total Liabilities and Stockholders' Equity	US$	170,020,930	US$	154,555,653

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income(Unaudited)
Three Months and Nine Months Ended September 30, 2010

		Three Months Ended September 30,			Nine Months Ended September 30,
		2010	2009		2010	2009

Sales	US$	50,806,384	38,719,508	US$	144,593,338	95,110,334
Include: sales to related parties		364,669	181,873		982,266	383,484
Cost of Sales		36,279,785	27,751,213		102,081,674	67,251,392

Gross Profit		14,526,599	10,968,295		42,511,664	27,858,942

Expenses:
Selling and Distribution Expenses		3,299,914	2,783,780		9,341,056	7,187,413
General and Administrative Expenses		2,950,120	2,149,066		9,789,218	6,740,521
Research and Development Expenses		1,773,044	624,461		5,326,598	2,545,689
Financial Expenses		357,984	60,492		775,385	166,093

Total Expenses		8,381,062	5,617,799		25,232,257	16,639,716

Operating Income		6,145,537	5,350,496		17,279,407	11,219,226

Other Income		366,308	163,776		649,227	410,074
Non-Operating Expenses		(68,318)	(61,226)		(133,215)	(84,506)

Income Before Provision for Income Taxes		6,443,527	5,453,046		17,795,419	11,544,794

Provision for Income Taxes		962,210	802,124		1,780,492	2,140,055

Net Income	US$	5,481,317	4,650,922	US$	16,014,927	9,404,739

Other Comprehensive Income - Foreign Currency Translation Adjustment		1,816,535	45,431		2,593,662	86,688

Total Comprehensive Income		7,297,852	4,696,353		18,608,589	9,491,427

Less:
Net income attributable to Noncontrolling Interest In Subsidiaries		501,616	465,092		1,459,277	941,468

Other Comprehensive Income Attributable to Non-controlling Interest's Share		181,654	4,543		259,638	8,669

Total Comprehensive Income Attributable to Non-controlling Interest's Share		683,270	469,635		1,718,915	950,137

Net Income Attributable to Stockholders		4,979,701	4,185,830		14,555,650	8,463,271

Other Comprehensive Income Attributable to Stockholders		1,634,881	40,888		2,334,024	78,019

Total Comprehensive Income Attributable to Stockholders		6,614,582	4,226,718		16,889,674	8,541,290

Weighted average common share – Basic		19,304,921	18,279,254		19,162,064	18,279,254

Weighted average common share – Diluted		19,304,921	18,279,254		19,162,064	18,279,254

EPS – Basic		0.26	0.23		0.76	0.46
EPS – Diluted		0.26	0.23		0.76	0.46

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Three and Nine Months Ended September 30, 2010

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Cash Flows from Operating Activities
Net Income	4,979,701	4,185,830	14,555,650	8,463,271
Adjustments to reconcile net income (loss) to net cash
from operating activities:
Noncontrolling Interest In Subsidiaries	501,616	465,092	1,459,277	941,468
Bad Debt Expense	―	(450,102)	888,295	2,823
Depreciation and Amortization	1,283,642	1,083,920	3,750,717	3,204,199
Stock-Based Compensation Expense	―	―	―	9,935
Loss on disposal of Fixed Assets	―	1,734	―	11,832
Changes in Assets and Liabilities:
Account Receivables	(387,028)	(2,334,276)	(4,440,601)	(8,176,548)
Notes Receivables	8,947,788	(3,146,091)	(4,229,708)	(3,727,096)
Other Currents Assets	6,276,474	507,782	2,564,064	2,309,133
Inventory	(2,133,243)	289,451	(3,485,655)	5,009,918
Prepayments	(895,451)	(4,513,075)	(1,845,453)	(5,066,567)
Deferred tax assets	(47,649)	161,398	(298,504)	(180,676)
Deferred assets	-	-	-	(465,484)
Accounts Payable and Notes Payable	(1,050,966)	1,204,723	(3,660,704)	2,066,273
Income Tax Payable	5,513	1,281,330	686,379	2,704,200
Deposits Received from Customers	569,885	(249,718)	1,350,813	(112,459)
Other Current Liabilities and Accrued Expenses	1,257,722	(775,421)	1,665,721	(434,702)
Deferred tax liabilities	12,988	21,378	38,689	64,108
Net Cash Flows from Operating Activities	19,320,992	(2,266,045)	8,998,980	6,623,628

Cash Flows from Investing Activities
Acquisition of Property and Equipment	(4,711,042)	(960,135)	(11,662,205)	(1,925,637)
Acquisition of the automotive parts business	(24,963,964)	―	(24,963,964)	―
Sales proceeds of disposal of fixed assets	―	―	―	36,692
Acquisition of Land Use Rights	―	―	―	―
Investment in Intangible Assets	―	―	―	―

Net Cash Flows from Investing Activities	(29,675,006)	(960,135)	(36,626,169)	(1,888,945)

Cash Flows from Financing Activities
Proceeds from (Repayment of) Bank Loans	4,795,871	―	9,279,449	―
Proceeds from Share Issuance	―	―	9,399,978	―
Capital contributed by Minority S/H	―	―	1,038,900	―

Net Cash flows from Financing Activities	4,795,871	―	19,718,327	―

Effects on changes in foreign exchange rate	(172,861)	5,992	(101,686)	11,972

Net Change in Cash and Cash Equivalents	(5,731,004)	(3,220,188)	(8,010,548)	4,746,655

Cash and Cash Equivalents- Beginning of the year	7,975,715	15,762,830	10,255,259	7,795,987

Cash and cash Equivalents - End of the year	2,244,711	12,542,642	2,244,711	12,542,642

Supplemental Cash Flow Disclosures:
Interest Paid	298,277	―	298,277	13,736
Tax Paid	969,302	845,072	2,033,008	1,475,754